Contact:	Douglas Sayles Biopure Corporation (617) 234-6826 IR@biopure.com
FOR IMMEDIATE RELEASE
BIOPURE ANNOUNCES 2005 THIRD QUARTER FINANCIAL RESULTS
CAMBRIDGE, Mass., August 18, 2005 — Biopure Corporation (Nasdaq: BPUR) announced today its financial results for the third fiscal quarter ended July 31, 2005. For the quarter, the company reported a net loss of $6.4 million, or $0.26 per common share, compared with a net loss of $9.4 million, or $1.16 per common share, for the corresponding period in 2004. The loss per common share for the third quarter of fiscal 2004 has been adjusted to reflect the one-for-six reverse stock split that took effect on May 27, 2005.
Revenues
Total revenues for the third quarter of fiscal 2005 were $483,000, including $125,000 from past congressional appropriations administered by the U.S. Army* and $358,000 from sales of the company’s veterinary product Oxyglobin®. Revenues for the same period last year were $333,000, almost entirely from Oxyglobin sales. The Army payments reimburse Biopure for certain trauma development expenses for Hemopure®, the company’s product under development for human use.
Total revenues for the first nine months of fiscal 2005 were $1.8 million, including $827,000 from the Army, compared to $2.0 million almost entirely from Oxyglobin sales in the same nine months of 2004. Fixed manufacturing costs cause Oxyglobin production costs to exceed Oxyglobin revenues and are expected to continue to do so until the company is able to significantly increase its manufacturing by generating substantial sales of Hemopure. Thus, as a cost-cutting measure, the company began limiting its manufacturing, marketing and sales of Oxyglobin in the second quarter of fiscal 2004. The company plans to have substantially lower Oxyglobin sales for fiscal year 2005 than it had in fiscal 2004.
Cost of revenues was $3.2 million for the third quarter of fiscal 2005, compared to $3.7 million for the same period in 2004. Cost of revenues includes costs of both Oxyglobin and Hemopure, although Hemopure is not currently being offered for sale. Costs associated with the Army payments are included in research and development expenses, not in cost of revenues. Oxyglobin cost of revenues was $641,000 for the third quarter of fiscal 2005 compared to $710,000 for the same period in 2004. Hemopure cost of revenues was $2.5 million for the third quarter of fiscal 2005 compared to $3.0 million for the same period in 2004.
A portion of the company’s manufacturing costs is charged to inventory when units of Oxyglobin or Hemopure are produced for purposes of revenue generation. During the quarter, the company produced Hemopure for anticipated sale in South Africa and for anticipated purchase by the U.S. Naval Medical Research Center for use in the proposed clinical trauma trial. There was no such production of Hemopure during the corresponding period last year. Total manufacturing costs were lower during the third quarter of fiscal 2005 compared to last year, mostly due to cost-cutting measures implemented during fiscal 2004.
Expenses
Research and development expenses were $1.3 million for the third quarter of fiscal 2005, compared to $2.5 million for the corresponding period in 2004. The decrease for the quarter is primarily due to lower expenses associated with the company’s Food and Drug Administration (FDA) response activities, lower salaries expense compared to the corresponding period last year, and a reduction in spending on trauma and ischemia related pre-clinical studies.
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* From Grant DAMD17-02-1-0697. The U.S. Army Medical Research Acquisition Activity, 820 Chandler Street, Fort Detrick MD 21702-5014, is the awarding and administering acquisition office.

Sales and marketing expenses decreased to $143,000 for the third quarter of fiscal 2005, from $321,000 for the same period in 2004, as a result of the workforce and other cost reductions mentioned above. Of the $178,000 decrease, Hemopure-related sales and marketing expenses decreased $132,000 from $268,000 to $136,000 and Oxyglobin-related sales and marketing expenses decreased $46,000 from $53,000 to $7,000. Hemopure expenses for the third quarter of fiscal 2005 primarily consist of ongoing activities in South Africa compared to the corresponding period in 2004, when the expenses were related to market research and medical education activities in the U.S. The decrease in Oxyglobin sales and marketing expenses is due to the termination of distribution agreements and the elimination of sales personnel and promotional activities.
The company expects Oxyglobin sales and marketing expenses to continue to be significantly lower in fiscal 2005 than in fiscal 2004. Biopure is currently preparing to market and sell Hemopure in South Africa but does not expect these activities or the resulting revenues to have a material effect on fiscal 2005 results.
General and administrative expenses decreased $795,000 during the third fiscal quarter in 2005 compared to the same period in 2004. The decrease is mostly due to a $563,000 reduction in severance expenses and a $489,000 reduction in legal costs. Most of the legal costs incurred during the third fiscal quarter of 2005 in connection with the U.S. Securities and Exchange Commission investigation and class-action litigation were paid by the company’s insurer. In the prior year, the company paid comparable expenses that were deductible under its director and officer liability policy. These decreases were partially offset by an increase in outside services of $242,000 primarily related to the ongoing Sarbanes-Oxley compliance project.
Financial Condition
At July 31, 2005, Biopure had $16.5 million in cash on hand, which the company believes will fund operations into March 2006 under its current operating plan. Cash used in operations decreased 46 percent to $4.3 million during the third fiscal quarter of 2005 compared to the same period in 2004, primarily due to the workforce and other cost reductions mentioned above. Biopure expects its expenditures for the remainder of fiscal 2005 to be associated with clinically developing Hemopure for potential ischemia and trauma indications, communicating with the FDA, conducting preclinical animal studies and maintaining some manufacturing capability.
Clinical/Regulatory Developments
Biopure’s clinical development strategy is to conduct parallel pilot trials of Hemopure to assess the potential of several ischemia indications before committing significant funding for advanced trials. Simultaneously, the company is supporting the Navy’s government-funded development of a potential out-of-hospital trauma indication.
Biopure hopes to initiate three new pilot ischemia trials in Europe and/or South Africa by year-end. The first trial is designed to capture preliminary efficacy data and additional safety information in coronary angioplasty patients to support subsequent Phase 2/3 trials in heart attack patients. The second trial is designed to assess the safety and efficacy of Hemopure administered pre-operatively to improve outcomes in patients undergoing cardiopulmonary bypass surgery. The third trial is designed to assess the safety and efficacy of low doses of Hemopure administered perioperatively to improve wound healing and reduce the risk of subsequent amputations in patients with peripheral vascular disease who are undergoing lower limb amputation.
In June 2005, the U.S. Naval Medical Research Center (NMRC) submitted to the FDA an investigational new drug (IND) application to conduct a government-funded, NMRC-directed, Phase 2b/3 clinical trial of Hemopure in trauma patients with severe hemorrhagic shock in the out-of-hospital setting. As previously announced, the FDA has placed this IND on clinical hold until the NMRC responds to FDA questions and comments and the responses are deemed satisfactory. The NMRC and Biopure are working together with external experts to address these issues. Once the proposed trauma trial is allowed to proceed, Biopure plans to address FDA issues specifically relating to the risk-benefit profile of Hemopure in ischemia patients prior to the company submitting an IND application seeking to initiate an ischemia trial in the U.S.
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In South Africa, Biopure’s 50-patient Phase 2 trial of Hemopure in trauma patients in the hospital setting has enrolled 16 patients to date. Biopure is preparing to submit to the Medicines Control Council a protocol amendment designed to simplify the trial and accelerate patient enrollment.
To direct the implementation of Biopure’s clinical strategy, Salah M. Abdel-aleem, Ph.D. joined the company as vice president, Clinical Research, in August 2005. Dr. Abdel-aleem was previously senior clinical manager, Peripheral Interventions, at Guidant Corporation, and held prior clinical research management positions in the areas of cardiovascular and peripheral vascular diseases at A-Med Inc., CardiacAssist Inc., Biolectron Inc., and U.S. Surgical Corporation. He also served as associate director of the cardiac metabolism laboratory at Duke University Medical Center and as a postdoctoral fellow at Glaxo Pharmaceuticals. Dr. Abdel-aleem holds Ph.D., M.S. and B.S. degrees in biochemistry and is senior author of more than 50 peer-reviewed scientific publications.
Scientific Publications/Presentations
During the Transcatheter Cardiovascular Therapeutics (TCT) 2005 conference in Washington, D.C. on October 17-21, 2005, Dr. Ton Slagboom of Onze Lieve Vrouwe Gasthuis-Amsterdam is scheduled to give an oral presentation of clinical data from Biopure’s previously completed pilot safety and feasibility trial of Hemopure in elective coronary angioplasty patients. Dr. Daniel Burkhoff of the Cardiovascular Research Foundation is also scheduled to deliver a talk regarding the potential role of Hemopure in myocardial preservation.
Physiology data from a preclinical trauma study of Hemopure conducted at the NMRC were recently published online ahead of print publication in a forthcoming issue of the journal Resuscitation. The article is entitled “A hemoglobin-based oxygen carrier, bovine polymerized hemoglobin (HBOC-201) versus hetastarch (HEX) in a moderate severity hemorrhagic shock swine model with delayed evacuation”. Additional data from this study are published in the August 2005 issue of SHOCK in an article entitled, “Effects of Bovine Polymerized Hemoglobin on Coagulation in Controlled Hemorrhagic Shock in Swine”.
In June 2005, four Hemopure-related oral presentations occurred at the 10th International Symposium on Blood Substitutes (ISBS) at Brown University in Providence, R.I. These talks included the presentation of preclinical trauma histopathology data by Dr. Daniel Freilich of the Naval Medical Research Center, preclinical cardiac ischemia data by Dr. Daniel Burkhoff, preliminary unblinded clinical data from the pilot angioplasty trial by Dr. Pascal Vranckx of Virga Jesseziekenhuis Hasselt, and the product’s clinical use in South Africa by Dr. Lewis Levien of Milpark Hospital, Johannesburg.
FY2005 Fourth Quarter and Year-End Financial Results
Biopure expects to issue a press release announcing its financial results for the fourth fiscal quarter and fiscal year ending October 31, 2005, on Thursday, December 15, 2005, before the market opens.
Biopure Corporation
Biopure Corporation develops and manufactures intravenously administered pharmaceuticals, called oxygen therapeutics, that deliver oxygen to the body’s tissues. The company is developing Hemopure® [hemoglobin glutamer — 250 (bovine)], or HBOC-201, for a potential indication in cardiovascular ischemia and, in collaboration with the U.S. Naval Medical Research Center, for an out-of-hospital trauma indication. The product is approved in South Africa for treating surgery patients who are acutely anemic and for eliminating, delaying or reducing allogeneic red blood cell transfusions in these patients. Hemopure has not been approved for sale in any other jurisdictions, including the United States or the European Union. Biopure’s veterinary product Oxyglobin® [hemoglobin glutamer — 200 (bovine)], or HBOC-301, the only oxygen therapeutic approved by the U.S. Food and Drug Administration and the European Commission, is indicated for the treatment of anemia in dogs.
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Statements in this press release that are not strictly historical may be forward-looking statements. Actual results may differ materially from those projected in these forward- looking statements due to risks and uncertainties regarding the company’s operations and business environment. These risks include, without limitation, uncertainties regarding the company’s ability to be able to begin clinical trials when anticipated (if ever), the outcome of any clinical trials of Hemopure, cash requirements, unexpected costs and expenses, insurance coverage, and possible delays and unforeseen costs related to clinical trials, regulatory approvals and marketing and distribution of the company’s products. The company undertakes no obligation to release publicly the results of any revisions to these forward- looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition, and specific factors that could cause the company’s actual performance to differ from current expectations, can be found in the company’s filings with the U.S. Securities and Exchange Commission, including the Form 10-Q filed on June 9, 2005, which can be accessed in the EDGAR database at the SEC Web site, http://www.sec.gov, or through the Investor Relations section of Biopure’s website, http://www.biopure.com.
The content of this press release does not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred.
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BIOPURE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 31		July 31
	2005	2004	2005	2004
Oxyglobin product sales	$358	$331	$955	$1,964
Research and development revenues	125	—	827	—
Other revenues	—	2	—	12

Total revenues	483	333	1,782	1,976
Cost of revenues	3,166	3,726	9,139	12,978

Gross loss	(2,683)	(3,393)	(7,357)	(11,002)
Operating expenses:
Research and development	1,268	2,505	4,178	7,901
Sales and marketing	143	321	373	2,113
General and administrative	2,412	3,207	8,896	11,489

Total operating expenses	3,823	6,033	13,447	21,503

Loss from operations	(6,506)	(9,426)	(20,804)	(32,505)
Other income, net	128	32	312	129

Net loss	$(6,378)	$(9,394)	$(20,492)	$(32,376)

Basic and diluted net loss per common share	$(0.26)	$(1.16)	$(0.94)	$(4.15)

Weighted-average common shares outstanding	24,359	8,090	21,716	7,798

Actual common shares outstanding at July 31, 2005 were 24,359,170.
The net loss per common share for the three and nine months ended July 31, 2004, has been adjusted to reflect the one-for-six reverse split that took effect on May 27, 2005.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 31, 2005	October 31, 2004
Assets
Cash and cash equivalents	$16,454	$6,448
Other current assets	5,500	6,218
Net property and equipment	28,404	31,400
Other assets	1,032	1,060

Total assets	$51,390	$45,126

Liabilities and stockholders’ equity
Total current liabilities	$4,960	$4,112
Deferred revenue	791	1,177
Deferred compensation	—	121
Restructuring costs	304	—
Other long term liabilities	41	—

Total liabilities	6,096	5,410
Total stockholders’ equity	45,294	39,716

Total liabilities and stockholders’ equity	$51,390	$45,126